Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Aspira Women’s Health Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Each Class of Securities to be Registered	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Aspira Women’s Health Inc. 2019 Stock Incentive Plan Common Stock, $0.001 par value per share	Rule 457(c) and (h)	333,333	$4.1850(2)	$1,394,998.61	0.00014760	$205.90

	TOTAL:		333,333		$1,394,998.61		$205.90

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of the Registrant (“Common Stock”) which become issuable under the Aspira Women’s Health Inc. 2019 Stock Incentive Plan (the “2019 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act based on a per share price of $4.1850, the average of the high ($4.3700) and low ($4.000) price of the Common Stock on January 25, 2024, as reported on The Nasdaq Capital Market, which date is within five business days prior to the filing of this Registration Statement.